UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

IRS PARTNERS NO. 19, L.P.
THE LEONETTI/O’CONNELL FAMILY FOUNDATION
M2O, INC.
THE MICHAEL F. O’CONNELL AND MARGO L. O’CONNELL REVOCABLE TRUST
MICHAEL F. O’CONNELL
LEGION PARTNERS ASSET MANAGEMENT, LLC
CHRISTOPHER S. KIPER
BRADLEY S. VIZI
ROGER H. BALLOU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of stockholders (the “Annual Meeting”) of RCM Technologies, Inc.  The participants have made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its two director nominees.

On November 26, 2013, Legion Partners issued the following press release:

LEGION PARTNERS: FEDERAL COURT REJECTS RCMT MOTION TO DISRUPT 2013 ANNUAL MEETING

Court Affirms Legion Partners’ Belief that RCMT’s Lawsuit Lacks Merit

Stockholders Are Urged to Vote the GOLD Proxy Card to End RCMT’s Wasteful Spending

Los Angeles – November 26, 2013 – A federal court has rejected an attempt by RCM Technologies, Inc. (NASDAQ: RCMT) (“RCM”) to block Legion Partners Asset Management, LLC (“Legion Partners”), together with IRS Partners No. 19, L.P. and certain other stockholders (collectively, the “Stockholder Group”) from voting proxies obtained through a vigorous solicitation.

The Monday ruling by the U.S. District Court, District of New Jersey (the “Court”) followed a report Friday in which Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, reaffirmed the need for change at RCM and recommended that RCM stockholders vote the Stockholder Group’s GOLD proxy card.

The Stockholder Group urges stockholders to vote the GOLD proxy card to support the election of its two highly qualified nominees - Roger H. Ballou and Bradley S. Vizi - to the RCM Board of Directors (the “Board”) at the 2013 Annual Meeting of Stockholders scheduled for December 5, 2013 (the “Annual Meeting”).

Bradley S. Vizi of Legion Partners commented, “We are very pleased that the Court affirmed our belief that RCM’s lawsuit lacks merit.  With just days to go before the Annual Meeting, we are deeply disappointed that this Board would approve the wasteful spending of stockholder capital to pursue a frivolous lawsuit designed purely to disrupt the stockholder democratic process and thwart necessary change on behalf of all stockholders.  Now that the Court has ruled against RCM, we hope this will put to bed any further attempts by the Board to distract stockholders from the real issues at hand.”

After receiving written submissions from all parties and conducting a factual hearing, at which Kevin Miller, RCM's Chief Financial Officer, testified, the Court denied RCM’s motion for a preliminary injunction that would have disrupted the Annual Meeting and undermined stockholders’ rights.

The Court found that RCM had failed to carry its burden and could not show the likelihood that it would succeed on any of its claims.

Members of the current Board and management team of RCM have overseen a decline in sales from $214.2 million in 2007 to $161.9 million in the last twelve-month period ending September 28, 2013, a drop of approximately 24%. Over the same period, EBITDA (operating earnings excluding depreciation and amortization) has declined from $11.6 million to $7.9 million, a drop of approximately 32%.   At the same time, the Board has approved outrageous compensation arrangements for its three top executives – over $8 million ($6.1 million for the Chairman and CEO alone) despite RCM’s underperformance.

On Friday, Institutional Shareholder Services (“ISS”), a leading independent proxy voting advisory firm, endorsed the need for change at RCM, recommending that stockholders of RCM vote on the Stockholder Group’s GOLD proxy card to support the election of director nominee Roger H. Ballou.  The Stockholder Group urges its fellow stockholders to support the election of its two highly qualified nominees to the RCM Board by voting the GOLD proxy card today.

VOTE FOR CHANGE AT RCM -- PLEASE SIGN, DATE AND MAIL THE GOLD PROXY CARD TODAY

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, NY 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

Contact:
Clifford A. Miller
(818) 973-4297

Source:
Legion Partners Asset Management, LLC